                   SECOND AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT


     This Second Amendment made and entered into effective this 1st day of September, 1998, by and between Larry Rasmusson ("Rasmusson") and Oxboro Medical International, Inc., a Minnesota corporation ("Company").

                                    WITNESSETH:

     WHEREAS, Rasmusson and the Company entered into an exclusive license agreement effective as of the first day of April, 1990 (the "License Agreement"); and

     WHEREAS, Rasmusson and the Company entered into a First Amendment to Exclusive License Agreement effective the first day of November, 1995; and

     WHEREAS, Rasmusson and the Company desire to amend the License Agreement to set forth the number of days that the Company has to accept or reject products submitted by Rasmusson to the Company under the License Agreement.

     NOW THEREFORE, the parties hereto, in consideration of the above recitals and in further consideration of the terms and conditions set forth below, agree as follows:

     1. Article VII of the License Agreement entitled "General Provisions" shall be amended by the addition of the following subparagraph:

          7.8. Rasmusson agrees to offer to the Company, in writing, all products, concepts, and ideas that he may develop until August 31, 2000, that are within the same category as, or similar to, the products the Company is marketing as of September 1, 1998, and the Company shall determine, within forty-five (45) days, whether it is interested in obtaining the rights to and developing and marketing such product, concept or idea. If within said forty-five (45) days of the Company's receipt of Rasmusson's written offer the Company has not advised Rasmusson in writing that it has determined to pursue development and marketing of the product, concept, or idea, Rasmusson shall be entitled to offer it to any third party.

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               Company will pay Rasmusson or his heirs or personal
               representative Royalties as set forth in Article 4.1 of the License Agreement on the NET SALES PRICE of all PRODUCTS and Additional Products after the date of Rasmusson's death, disability or retirement.

               The Company will have the option at any time to cease paying Royalties to Rasmusson with respect to any individual item included in the PRODUCTS or the Additional Products by transferring all rights to such item back to Rasmusson and cease to manufacture, market and sell such PRODUCTS or Additional Products. The Company will also have the right to maintain its exclusive license to an individual item included in the PRODUCTS or the Additional Products, even if such item is defined as no longer sold by the Company, by paying to Rasmusson an amount equal to four percent (4%) times the average annual NET SALES PRICE for the item over the Company's three (3) preceding fiscal years for each year that the Company wishes to maintain its exclusive license.

     Except as hereby amended or as otherwise amended and signed by the parties to such Agreement, the Exclusive License Agreement remains in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Second Amendment to the Exclusive License Agreement as of the day and year first above written.


                                       OXBORO MEDICAL INTERNATIONAL, INC.


                                       By   /s/ Robert S. Garin
                                          --------------------------------
                                            Its  Chairman of the Board
                                                --------------------------



                                       RASMUSSON


                                       /s/ Larry Rasmusson
                                       -----------------------------------
                                       Larry Rasmusson


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